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                                                                       EXHIBIT D
                                                                       ---------

                                ESCROW AGREEMENT

         This Escrow Agreement dated January 30, 1998 is among Galileo Corporation (the "Buyer"), a Delaware corporation, John F. Blais, Jr., as the representative of the shareholders and the optionholders (the "Shareholder Representative") of OFC Corporation (the "Seller"), a New Hampshire corporation, and State Street Bank and Trust Company, as escrow agent (the "Escrow Agent").

                              PRELIMINARY STATEMENT

         Pursuant to an Agreement and Plan of Merger dated as of December 30, 1997 (the "Merger Agreement") between the Buyer and the Seller, the Buyer is acquiring the Seller through the merger of the Seller into a subsidiary of the Buyer (the "Merger"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

         Pursuant to Section 1.10 of the Merger Agreement, 115,426 shares of Buyer Common Stock (the "Escrow Shares") and cash in the amount of $300,000 (the "Escrow Cash Deposit") are being deposited by the shareholders and optionholders (the "Shareholders") of the Seller hereunder to provide indemnification of the Buyer under Section 10 of the Merger Agreement. The Escrow Cash Deposit and all investments thereof and earnings thereon and any distributions on the Escrow Shares are referred to hereafter as the "Escrow Cash." The Escrow Shares and the Escrow Cash are referred to hereafter as the "Escrow Fund." A list of all Shareholders, their interests in the Escrow Shares and the Escrow Cash, and their pro rata interests in the Escrow Shares, the Escrow Cash and the Escrow Fund is attached hereto as Schedule I.

         The parties hereto agree as follows:

         1.       ESTABLISHMENT OF ESCROW; PAYMENT.

                  (a) The Buyer has delivered to the Escrow Agent and the Escrow Agent acknowledges receipt of the Escrow Shares in the form of a single stock certificate and the Escrow Cash by wire transfer. The Escrow Fund shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth herein. Unless and until the Escrow Shares are returned to the Buyer or distributed to the Shareholder Representative pursuant to the terms of this Agreement, the Escrow Agent shall vote the Escrow Shares in accordance with the written instructions of the Shareholder Representative.

                  (b) The payment of any amount from the Escrow Fund by the Escrow Agent hereunder, including the allocation of a portion of the Escrow Fund to a Set Aside Amount under Section 4(a), shall be made first from any Escrow Cash then available and then by transfer of Escrow Shares valued at $12.129 per share (the "Agreed Share Value"). Any distributions of Escrow Shares to the Shareholders shall be in kind.

         2. INVESTMENT; TAX MATTERS. Cash held in the Escrow Fund may be invested at the written direction of the Shareholder Representative by the Escrow Agent in money market






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mutual funds invested primarily in securities issued or guaranteed by the United
States or any agency of the United States or an interest bearing demand deposit account at the Escrow Agent. Investments pursuant to such investment instructions described above shall in all instances be subject to availability (including any time-of-day requirements). In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall be authorized at all times and from time to time to liquidate any investment of the Escrow Fund as may be necessary to provide available cash to make any release, disbursement or payment called for under the terms of this Agreement. The Escrow Agent shall have no responsibility or liability for any losses resulting from liquidation of the Escrow Fund (such as liquidation prior to maturity). All amounts earned on the Escrow Fund, including any distributions on the Escrow Shares, shall be held as part of the Escrow Fund. The parties agree that to the extent permitted by applicable law, all amounts earned on the Escrow Fund shall be allocated to the Shareholders in accordance with their pro rata interests as set forth on Schedule I, and the Shareholders will include such amounts in their gross income for federal, state and local income tax (collectively, "income tax") purposes and pay any income tax resulting therefrom. The Shareholders shall furnish to the Escrow Agent all information necessary to enable it to comply with the reporting and backup withholding requirements of the Internal Revenue Code of 1986, as amended, including a completed Form W-8 or W-9, as applicable.

         3.       CLAIMS AGAINST ESCROW FUND.

                  (a) At any time or times prior to the Expiration Date (as defined below), the Buyer may make claims against the Escrow Fund for amounts due for indemnification under Section 10 of the Merger Agreement. The Buyer shall notify the Shareholder Representative and the Escrow Agent in writing of each such claim, including a brief description of the amount and nature of such claim. Each such notice delivered to the Escrow Agent by the Buyer shall contain a representation of the Buyer to the effect that the Buyer has delivered a copy of such notice to the Shareholder Representative prior to or simultaneously with its delivery to the Escrow Agent. In the event that the amount subject to the claim is unliquidated, the Buyer shall make a good faith estimate as to the amount of the claim for purposes of determining the portion of the Escrow Fund to be withheld by the Escrow Agent if such claim is not resolved or otherwise adjudicated by the Expiration Date. If the Shareholder Representative disputes such claim, the Shareholder Representative shall give written notice thereof to the Buyer and to the Escrow Agent within thirty days after the date the Buyer's notice of claim was delivered to the Shareholder Representative, in which case the Escrow Agent shall continue to hold the Escrow Fund in accordance with the terms of this Agreement; otherwise, such claim shall be deemed to have been acknowledged to be payable from the Escrow Fund in the full amount thereof as set forth in the claim and the Escrow Agent shall pay such claim to the Buyer as soon as practicable after expiration of that thirty-day period. If the amount of the claim exceeds the aggregate value of the Escrow Fund, the Escrow Agent shall have no liability or responsibility for any deficiency. All claims paid out of the Escrow Shares shall be rounded to the nearest whole share. Under no circumstances shall the Shareholders or the Shareholder Representative have any right to substitute other property for the Escrow Shares or to change the Agreed Share Value.

                  (b) If the Shareholder Representative gives notice to the Buyer and the Escrow Agent pursuant to Section 3(a) disputing a Buyer claim, no payment from the Escrow Fund shall be made by the Escrow Agent to the Buyer or to the Shareholders of the Set Aside Amount under Section 4(a) with respect to such claim until either (i) such disputed claim has



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been resolved as evidenced by a written notice executed by the Buyer and the
Shareholder Representative instructing the Escrow Agent as to the distribution of such Set Aside Amount or portion thereof or (ii) such dispute shall have been adjudicated in accordance with the arbitration procedures described in Section 4(b).

         4.       DISPUTED CLAIMS.

                  (a) If the Shareholder Representative disputes an indemnification claim of the Buyer as above provided and subject to Section 3, the Escrow Agent shall allocate a portion of the Escrow Fund equal to the amount of the claim as set forth in the notice of the claim (the "Set Aside Amount"). In the event the Buyer notifies the Escrow Agent in writing that it has made out-of-pocket expenditures or anticipates that it will incur legal expenses in connection with any such disputed claim with respect to which it is entitled to be indemnified under the Merger Agreement, a portion of the Escrow Fund equal to such incurred or anticipated expenditures shall also be added to and become a part of the Set Aside Amount, provided that in the event that it shall be agreed (as evidenced by a written notice executed by the Buyer and the Shareholder Representative as described in Section 3(b)) or determined through an arbitration proceeding described in Section 4(b) that the Buyer is not entitled to indemnification with respect to such claim, the Buyer shall not be entitled to such additional portion, and such additional portion shall be released from the Set Aside Amount.

                  (b) If the Escrow Agent does not receive written notice executed by the Buyer and the Shareholder Representative within sixty days after the Shareholder Representative sends notice of such dispute to the effect that the disputed indemnification claim has been resolved (or at such earlier time as the Buyer and Shareholder Representative may agree), the indemnification claim shall be referred by the Buyer and the Shareholder Representative to an arbitrator chosen by agreement of the Shareholder Representative and the Buyer. If no agreement is reached regarding selection of the arbitrator within thirty days after written request from either party to the other, the Buyer or the Shareholder Representative may submit the matter in dispute to the American Arbitration Association, to be settled by arbitration in Boston, Massachusetts in accordance with the commercial arbitration rules of the Association. The Buyer and the Shareholder Representative agree to act in good faith to mutually select an arbitrator. The fees and expenses of any arbitration shall be borne by the Escrow Fund and the Buyer in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne equally by the Escrow Fund and the Buyer. The determination of the arbitrator as to the amount, if any, of the indemnification claim that is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction. The Escrow Agent shall make payment of such claim to the Buyer out of the Set Aside Amount and make payment of the fees and expenses of the arbitration out of the Escrow Fund, in each case as and to the extent allowed as soon as practicable following its receipt of a copy of the arbitration award determination.

         5.       PARTIAL RELEASE; TERMINATION.

                  (a) On the date that is three months after the date of this Agreement or as soon as practicable thereafter, the Escrow Agent shall distribute to the Shareholder Representative for distribution to the Shareholders all Escrow Cash then held in the Escrow Fund except to the


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extent that such Escrow Cash has been, or is then required to be, allocated to a
Set Aside Amount.

                  (b) This Agreement shall terminate six months after the date hereof (the "Expiration Date"), provided that there are no outstanding indemnification claims as to which the Escrow Agent has received notice pursuant to Section 3 on or prior to the Expiration Date; otherwise this Agreement shall continue in effect until the resolution of all such indemnification claims. On the Expiration Date or as soon thereafter as is practicable, the Escrow Agent shall distribute to the Shareholder Representative for distribution to the Shareholders the Escrow Fund less (i) the amount of any then existing Set Aside Amounts and (ii) the amount specified in any notice of a claim delivered to the Escrow Agent on or prior to the Expiration Date with respect to which no Set Aside Amount has yet been established and the Escrow Agent has not otherwise been instructed by the Buyer and the Shareholder Representative. At such time thereafter as any remaining indemnification claim hereunder has been resolved and the Escrow Agent has received a written notice executed by the Buyer and the Shareholder Representative to that effect (or a copy of an arbitration award pursuant to Section 4(b) to that effect) and any amounts to be distributed to the Buyer in connection therewith have been so distributed, the Escrow Agent shall deliver the remaining Escrow Shares to the Buyer's transfer agent for distribution to the Shareholders in accordance with instructions from the Shareholder Representative and this Agreement shall terminate. The Buyer shall not be required to issue certificates for fractional shares in any distribution of Escrow Shares pursuant to this Agreement, but rather shall pay to the Shareholder Representative for distribution to the Shareholders an amount in cash (without interest) determined by multiplying each Shareholder's fractional interest by the Agreed Share Value.

         6.       THE ESCROW AGENT.

                  (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Shares as directed by a writing jointly signed by the Shareholder Representative and the Buyer. The reasonable fees and expenses of the Escrow Agent in connection with its execution and performance of this Agreement as set forth on Schedule II hereto shall be borne by the Buyer. The Escrow Agent shall not be liable for any act or failure to act under this Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Shares in its own name, except for its own gross negligence or willful misconduct. The Escrow Agent shall not be liable for, and the Buyer shall indemnify and hold harmless the Escrow Agent and its directors, employees, officers, agents, successors and assigns against, any losses or claims (including reasonable out-of-pocket expenses) arising out of any action taken or omitted in good faith hereunder and reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or reasonably incurred by it in connection with its acceptance of this appointment or performance of its duties hereunder. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable law and the Escrow Agent is not charged with knowledge of or


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any duties or responsibilities in connection with any other document or agreement, including without limitation, the Merger Agreement.

                  (b) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other address as the parties shall provide, at least thirty days prior to the date specified for such resignation to take effect. In such event the Buyer shall with the approval of the Shareholder Representative, which approval shall not be unreasonably withheld, appoint a successor escrow agent within that thirty-day period; if the Buyer does not designate a successor escrow agent within such period, the Escrow Agent may appoint a successor escrow agent. Upon the effective date of such resignation, the Escrow Fund then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent or as otherwise shall be designated in writing by the Buyer and the Shareholder Representative.

                  (c) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the other parties hereto, the Escrow Agent shall have the right to interplead the parties in any court of competent jurisdiction and request that such court determine the respective rights of the parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to the other parties as a consequence of any such claims or demands.

                  (d) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than The Commonwealth of Massachusetts. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

                  (e) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it or any of its directors, officers or employees, or for any mistake of fact or law, or for anything which it, or any of its directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence or willful misconduct on the part of the Escrow Agent. In no event shall the Escrow Agent be liable for any indirect, punitive, special or consequential damages, or any amount of in excess of the value of the Escrow Fund (as of the date of the action or omission giving rise to liability).

                  (f) The Escrow Agent may consult with, and obtain advice from, legal counsel (including, without limitation, in-house counsel) with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent in good faith in accordance with the opinion and directions of such counsel.

                  (g) The Escrow Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for


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administering this Agreement or unless in writing received by the Escrow Agent and making specific reference to this Agreement.

                  (h) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds, or to take any legal or other action hereunder which might in its judgment involve it in, or require it to incur in connection with the performance of its duties hereunder, any expense or any financial liability unless it shall be furnished with indemnification acceptable to it.

                  (i) Any permissive right of the Escrow Agent to take any action hereunder shall not be construed as duty.

                  (j) All indemnifications contained in this Agreement shall survive the resignation or removal of the Escrow Agent, and shall survive the termination of this Agreement.

                  (k) The Escrow Agent is not responsible for the recitals appearing in this Agreement. The recitals shall be deemed to be statements of the Buyer and the Shareholders.

                  (l) The Escrow Agent has no responsibility for the sufficiency of this Agreement for any purpose. Without limiting the foregoing, if any security interest is referred to herein, the Escrow Agent shall have no responsibility for, and makes no representation or warranty as to, the creation, attachment or perfection of any such security interest or the sufficiency of this Agreement therefor.

                  (m) Nothing in this Agreement shall obligate the Escrow Agent to qualify to do business or act in any jurisdiction in which it is not presently qualified to do business, or be deemed to impose upon the Escrow Agent the duties of a trustee. The duties of the Escrow Agent under this Agreement are strictly ministerial in nature.

                  (n) In no event shall the Escrow Agent have any liability for any failure or inability of any of other party to perform or observe its duties under the Agreement, or by reason of a breach of this Agreement by any other party. In no event shall the Escrow Agent be obligated to take any action against any other party to compel performance hereunder.

                  (o) The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith.

                  (p) Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, "business day" shall mean any day other than a Saturday or Sunday, or any other day on which the Escrow Agent is closed for business.

                  (q) In the event of any ambiguity or uncertainty under this Agreement, or in any notice, instruction, or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its discretion, refrain from taking action, and may retain the Escrow Fund,



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until and unless it receives written instruction signed by all Interested
Parties which eliminates such uncertainty or ambiguity.

                  (r) If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial administrative process which in any way relates to or affects the Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the Escrow Fund), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity notwithstanding that though such order, judgment, decree, writ or process may be subsequently modified, annulled, set aside, vacated, found to have been without proper jurisdiction, or otherwise determined to have been without legal force or effect.

         7.       SHAREHOLDER REPRESENTATIVE.

                  (a) In the event the Shareholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be Bernard
A. Moisan or such other person as the Shareholder Representative may appoint. If the successor Shareholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be any person appointed by such successor Shareholder Representative or, in the case of his failure to appoint a successor after a vacancy has been created, elected by the vote or written consent of a majority in interest of the Shareholders. All decisions of the Shareholder Representative shall be binding upon the Shareholders. The Shareholder Representative shall keep the Shareholders reasonably informed of his or her material decisions.

                  (b) The Shareholder Representative is authorized to take any action deemed by him appropriate or necessary to carry out the provisions of, and to determine the rights of the Shareholders under this Agreement. The Shareholder Representative shall serve as the agent of the Shareholders for all purposes related to this Agreement, including without limitation service of process upon the Shareholders. By execution of this Agreement, the Shareholder Representative accepts and agrees to diligently discharge the duties and responsibilities of the Shareholder Representative set forth in this Agreement without compensation for his services hereunder. The authorization and designation of the Shareholder Representative under this Section 7(b) shall be binding upon the successors and assigns of each Shareholder. The Buyer and the Escrow Agent shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Shareholder Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Shareholder Representative.

                  (c) The Shareholder Representative (i) shall not be liable to any of the Shareholders for any error of judgment, or action taken or omitted in good faith, or mistake of fact or law unless caused by his own gross negligence or willful misconduct, (ii) shall be entitled to treat as genuine any letter or other document furnished to him by the Buyer, the Shareholders or the Escrow Agent and believed by him to be genuine and to have been signed and presented by the proper party or parties and (iii) shall be reimbursed from any portions of the Escrow Fund



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otherwise immediately deliverable to the Shareholders under the this Agreement for counsel fees and other out-of-pocket expenses incurred by the Shareholder Representative in connection with this Agreement.

         8. GOVERNING LAW. This Agreement is governed by the laws of Massachusetts without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto.

         9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which documents shall be considered one and the same document.

         10. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

TO THE BUYER:

         Galileo Corporation
         Galileo Park, P.O. Box 550
         Sturbridge, MA 01566
         Fax: (508) 347-2270
         Attn: William T. Hanley, President

With copies to:

         David R. Pokross, Jr., Esq.
         Palmer & Dodge LLP
         One Beacon Street
         Boston, MA 02108
         Fax: (617) 227-4420

TO THE SHAREHOLDER REPRESENTATIVE:

         John F. Blais, Jr.
         OFC Corporation
         2 Mercer Road
         Natick, MA 01760
         Fax: (508) 653-0729

With copies to:

         Andrew L. Nichols, Esq.
         Choate, Hall & Stewart
         Exchange Place
         53 State Street



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         Boston, MA 02109
         Fax: (617) 248-4000

TO ESCROW AGENT:

         State Street Bank and Trust Company
         Corporate Trust Department - 5th Floor
         Two International Place
         Boston, MA 02110

         Attention: Galileo - OFC Acquisition Escrow
         Tel. (617) 664-5588
         Fax: (617) 664-5365

Any party may by notice given in accordance with this section to the other parties designate another address or person for receipt of notices hereunder.

         11.      FORCE MAJEURE.

                  The Escrow Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, laws or governmental regulations changed or superimposed after the fact, fire, communication line failures, power failures, computer viruses, earthquakes or other disasters, or to unavailability of Federal Reserve Bank wire or telex facilities.


                  [Remainder of Page Intentionally Left Blank]




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first stated above.


                                    GALILEO CORPORATION

                                    By /s/ William T. Hanley, President
                                       -----------------------------------------
                                       William T. Hanley, President


                                    SHAREHOLDER REPRESENTATIVE


                                    /s/ John F. Blais, Jr.
                                    --------------------------------------------
                                    John F. Blais, Jr.


                                    STATE STREET BANK AND TRUST COMPANY,
                                    as Escrow Agent


                                    By
                                       -----------------------------------------
                                       Title:




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